As filed with the Securities and Exchange Commission on August 9, 2021.

Registration No. 333-257980

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 4

to

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ELIEM THERAPEUTICS, INC.

(Exact name of Registrant as specified in its charter)

Delaware	2834	83-2273741
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

23515 NE Novelty Hill Road, Suite B221 #125

Redmond, WA 98053

(425) 276-2300

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Robert Azelby

Chief Executive Officer

Eliem Therapeutics, Inc.

23515 NE Novelty Hill Road, Suite B221 #125

Redmond, WA 98053

(425) 276-2300

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Alan Hambelton Sonya Erickson Julia Stark Cooley LLP 1700 Seventh Avenue Seattle, WA 98101 (206) 452-8756	James B. Bucher Executive Vice President and General Counsel Eliem Therapeutics, Inc. 23515 NE Novelty Hill Road, Suite B221 #125 Redmond, WA 98053 (425) 276-2300	Brian J. Cuneo Phillip S. Stoup Latham & Watkins LLP 140 Scott Drive Menlo Park, CA (650) 328-4600

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement is declared effective.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

This Amendment No. 4 (Amendment No. 4) to the Registration Statement on Form S-1 (File No. 333-257980) of Eliem Therapeutics, Inc. (Registration Statement) is being filed solely for the purpose of filing an updated exhibit 5.1 in Part II of this Amendment No. 4 to replace the previously filed exhibit 5.1. This Amendment No. 4 does not modify any provision of the prospectus that forms a part of the Registration Statement. Accordingly, a preliminary prospectus has been omitted.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution.

The following table indicates the expenses to be incurred in connection with the offering described in this registration statement, other than underwriting discounts and commissions, all of which will be paid by us. All amounts are estimated except the SEC registration fee, the Financial Industry Regulatory Authority, Inc., or FINRA, filing fee and the exchange listing fee.

Amount
SEC registration fee	$9,410
FINRA filing fee	13,438
Exchange listing fee	150,000
Accountants’ fees and expenses	600,000
Legal fees and expenses	1,200,000
Transfer agent’s fees and expenses	4,000
Printing and engraving expenses	350,000
Miscellaneous	423,153

Total expenses	$2,750,000

Item 14.	Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation’s board of directors to grant, indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities, including reimbursement for expenses incurred, arising under the Securities Act. Our amended and restated certificate of incorporation that will be in effect upon the closing of this offering permits indemnification of our directors, officers, employees and other agents to the maximum extent permitted by the Delaware General Corporation Law, and our amended and restated bylaws that will be in effect upon the closing of this offering provide that we will indemnify our directors and officers and permit us to indemnify our employees and other agents, in each case to the maximum extent permitted by the Delaware General Corporation Law.

We have entered into indemnification agreements with our directors and officers, whereby we have agreed to indemnify our directors and officers to the fullest extent permitted by law, including indemnification against expenses and liabilities incurred in legal proceedings to which the director or officer was, or is threatened to be made, a party by reason of the fact that such director or officer is or was a director, officer, employee or agent of Eliem Therapeutics, Inc., provided that such director or officer acted in good faith and in a manner that the director or officer reasonably believed to be in, or not opposed to, our best interests. At present, there is no pending litigation or proceeding involving any of our directors or officers regarding which indemnification is sought, nor are we aware of any threatened litigation that may result in claims for indemnification.

We maintain insurance policies that indemnify our directors and officers against various liabilities arising under the Securities Act and the Exchange Act that might be incurred by any director or officer in his or her capacity as such.

The underwriters are obligated, under certain circumstances, pursuant to the underwriting agreement filed as Exhibit 1.1 hereto, to indemnify us, our officers and our directors against liabilities under the Securities Act.

Item 15.	Recent Sales of Unregistered Securities.

The following sets forth information regarding all unregistered securities sold since January 1, 2018.

(1)	In October 2018, we issued an aggregate of 223,497 shares of common stock to nine accredited investors at a purchase price of $0.0002 per share, for an aggregate purchase price approximately $45.

(2)

In February 2019 and October 2019, we issued an aggregate of 2,717,082 shares of our Series A redeemable convertible preferred stock to six accredited investors at a purchase price of $6.00 per share, for an aggregate purchase price approximately $16.3 million.

(3)	In February 2019, we issued an aggregate of 83,333 shares of common stock to two accredited investors as consideration pursuant to an acquisition.

(4)	In February 2019, we issued an aggregate of 1,750,000 shares of common stock to one accredited investor as consideration pursuant to an acquisition.

(5)

In October 2019, October 2020 and March 2021, we issued an aggregate of 6,282,047 shares of our Series A-1 redeemable convertible preferred stock to five accredited investors at a purchase price of $7.80 per share, for an aggregate purchase price approximately $49.0 million.

(6)

In October 2020, we issued an aggregate of 2,500,000 shares of Series A redeemable convertible preferred stock and 1,547,565 shares of common stock to one non-accredited and 12 accredited investors as consideration pursuant to an acquisition.

(7)

In May 2021, we issued an aggregate of 3,846,150 shares of our Series B redeemable convertible preferred stock to nine accredited investors at a purchase price of $15.60 per share, for an aggregate purchase price approximately $60.0 million.

(8)

From September 2019 through July 30, 2021, we granted to certain employees, consultants, and directors options to purchase an aggregate of 2,745,028 shares of our common stock under our 2019 Equity Incentive Plan at exercise prices ranging from $0.0002 to $10.06 per share.

(9)

In October 2020, we assumed options to purchase an aggregate of 68,841 shares of our common stock which had previously been granted under the Athenen Therapeutics, Inc. 2019 Equity Incentive Plan to certain employees and consultants, each with an exercise price of $1.86 per share.

(10)

From February 2020 through July 16, 2021, we issued and sold an aggregate of 373,228 shares of our common stock pursuant to restricted stock purchase awards or upon the exercise of options under our 2019 Equity Incentive Plan or the Athenen Plan, at prices ranging from $0.0002 to $1.86 per share, for an aggregate exercise price of $110,670.

None of the foregoing transactions involved any underwriters, underwriting discounts or commissions, or any public offering. Unless otherwise specified above, we believe these transactions were exempt from registration under the Securities Act in reliance on Section 4(a)(2) of the Securities Act (and Regulation D promulgated thereunder), or Rule 701 promulgated under Section 3(b) of the Securities Act as transactions by an issuer not involving any public offering or under benefit plans and contracts relating to compensation as provided under Rule 701. The recipients of the securities in each of these transactions represented their intentions to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof, and appropriate legends were placed on the share certificates issued in these transactions. All recipients had adequate access, through their relationships with us, to information about us. The sales of these securities were made without any general solicitation or advertising.

Item 16.	Exhibits and Financial Statement Schedules.

(a) Exhibits.

Exhibit Number	Description of Exhibit

1.1#	Form of Underwriting Agreement.

2.1#	Unit Transfer Agreement, dated February 4, 2019, by and between the Registrant and the Members of NeoKera, LLC.

2.2#	Asset Contribution Agreement, dated February 4, 2019, by and between the Registrant and Carnot, LLC.

2.3#	Agreement and Plan of Merger and Reorganization, dated October 15, 2020, by and among the Registrant, Athena Merger Sub Inc., Athenen Therapeutics, Inc., AI ETI LLC, as Eliem Representative and Adam Rosenberg, as Athenen Representative.

3.1#	Amended and Restated Certificate of Incorporation of the Registrant, as currently in effect.

3.2#	Form of Amended and Restated Certificate of Incorporation of the Registrant, to be in effect upon the closing of this offering.

3.3#	Amended and Restated Bylaws of the Registrant, as currently in effect.

3.4#	Form of Amended and Restated Bylaws of the Registrant, to be in effect upon the closing of this offering.

4.1#	Form of common stock certificate of the Registrant.

5.1	Opinion of Cooley LLP.

10.1#	Amended and Restated Investor Rights Agreement, dated May 21, 2021, by and among the Registrant and the investors listed on Schedule A thereto.

10.2+#	2019 Equity Incentive Plan, as amended.

10.3+#	Forms of Option Agreement and Notice of Exercise under the 2019 Equity Incentive Plan.

10.4+#	2021 Equity Incentive Plan.

10.5+#	Forms of Option Agreement, Stock Option Grant Notice and Notice of Exercise under the 2021 Equity Incentive Plan.

10.6+#	Forms of Restricted Stock Unit Grant Notice and Restricted Stock Unit Award Agreement under the 2021 Equity Incentive Plan.

10.7+#	2021 Employee Stock Purchase Plan.

10.8#	Form of Indemnification Agreement, by and between the Registrant and each of its directors and executive officers.

10.9+#	Executive Employment Agreement by and between the Registrant and Bob Azelby, effective October 1, 2021, as amended.

10.10+#	Executive Employment Agreement by and between the Registrant and Erin M. Lavelle, effective October 1, 2021, as amended.

10.11+#	Executive Employment Agreement by and between Eliem Therapeutics (UK) Ltd. and Valerie Morisset, Ph.D., effective January 1, 2021.

21.1#	List of subsidiaries.

23.1#	Consent of PricewaterhouseCoopers LLP, independent registered public accounting firm.

23.2#	Consent of Cooley LLP (included in Exhibit 5.1).

24.1#	Power of Attorney (see signature page to this registration statement on Form S-1).

+	Indicates management contract or compensatory Plan.
#	Previously filed.

(b) Financial Statement Schedules.

All financial statement schedules are omitted because the information required to be set forth therein is not applicable or is shown in the financial statements or the notes thereto.

Item 17.	Undertakings.

The undersigned Registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned Registrant hereby undertakes that:

(1)    For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

(2)    For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Redmond, State of Washington, on August 9, 2021.

ELIEM THERAPEUTICS, INC.

By:	/s/ Robert Azelby
Robert Azelby
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Robert Azelby Robert Azelby	Chief Executive Officer and Director (Principal Executive Officer)	August 9, 2021

/s/ Erin M. Lavelle Erin M. Lavelle	Executive Vice President, Chief Operating Officer and Chief Financial Officer (Principal Financial and Accounting Officer)	August 9, 2021

* Andrew Levin, M.D., Ph.D.	Chairman of the Board of Directors	August 9, 2021

* Judith Dunn, Ph.D.	Director	August 9, 2021

* Leone Patterson	Director	August 9, 2021

* Liam Ratcliffe, M.D., Ph.D.	Director	August 9, 2021

* Adam Rosenberg	Director	August 9, 2021

* Simon Tate	Director	August 9, 2021

*By:	/s/ Robert Azelby
Robert Azelby
Attorney-in Fact